UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 12, 2023

Fiesta Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35373	90-0712224
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14800 Landmark Boulevard, Suite 500, Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (972) 702-9300

N/A

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	FRGI	The NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 13, 2023, Fiesta Restaurant Group, Inc. (the "Company") announced that Dirk Montgomery, the Company's Interim Chief Executive Officer and Treasurer and former Chief Financial Officer will be appointed President and Chief Executive Officer of the Company effective April 13, 2023. Mr. Montgomery, age 59, has served as Interim Chief Executive and Treasurer since December 8, 2022 and served as Senior Vice President, Chief Financial Officer and Treasurer of the Company from September 9, 2019 until December 8, 2022. Mr. Montgomery served as Chief Financial Officer of Hooters International from August 2016 until September 2019. Mr. Montgomery also served as Chief Financial Officer of European Wax Centers from April 2015 until July 2016, Chief Financial Officer of Health Insurance Innovations from September 2014 until March 2015, Executive Vice President and Chief Financial Officer of Ascena Retail Group, Inc. from January 2013 until August 2014 and Chief Financial Officer and Global Productivity Executive (2005 – 2011) and Chief Value Chain Officer (2012 – 2013) of Bloomin’ Brands, Inc. Mr. Montgomery does not have any other relationships with the Company that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

In connection with the appointment of Mr. Montgomery as President and Chief Executive Officer, pursuant to an offer letter (the "Offer Letter") dated April 12, 2023, effective April 13, 2023, Mr. Montgomery will (a) receive an annual base salary of $625,000, (b) be eligible for annual equity grants which will represent an amount of the Company's common stock having a Fair Market Value (as defined in the Company's 2021 Stock Incentive Plan (the "2021 Plan")) on the date of grant equal to one hundred fifteen-percent (115%) of his annual base salary, subject to the discretion of the Compensation Committee of the Board of Directors of the Company which are currently expected to be comprised of 50% restricted stock awards and 50% based on performance-based criteria determined with respect to the 2023-2025 performance measurement period, (c) receive an equity grant under the 2021 Plan five trading days following the Company's release of its earnings for the first fiscal quarter of 2023 equal to 15% of his annual base salary to account for the difference between the annual equity grant awarded to Mr. Montgomery in 2023 and the percentage set forth in subsection (b) above, which are to be comprised of 50% restricted stock awards and 50% based on performance-based criteria determined with respect to the 2023-2025 performance measurement period, (d) receive a one time equity grant five trading days following the Company's release of its earnings for the first fiscal quarter of 2023 equal to $1,000,000 under, and subject to, the 2021 Plan comprised of 50% restricted stock awards which vest equally over four years and 50% based on performance-based criteria determined with respect to the 2023-2025 performance measurement period and (e)  have the cash bonus target remain at one-hundred percent (100%) of his annual base salary (“Bonus Target”), subject to the terms of Company’s bonus plan and subject to the discretion of the Compensation Committee of the Board of Directors of the Company (“2023 Annual Bonus”), provided that with respect to the 2023 Annual Bonus if Mr. Montgomery remains employed with the Company through December 31, 2023, he will be entitled to receive a guaranteed minimum bonus amount equal to 50% of his annual Bonus Target to be paid on or before March 15, 2024.

Additionally, pursuant to the Offer Letter, on April 13, 2023, the Company and Mr. Montgomery entered into the Second Amendment to Agreement which amended the agreement (as amended, the “Severance Agreement”), dated September 9, 2019, between the Company and Mr. Montgomery to provide for a payment of (i) 1.5 times (instead of 1.0 times) Mr. Montgomery's highest annual base salary in effect prior to the date of his termination if Mr. Montgomery's employment is terminated by the Company without Cause (as defined in the Severance Agreement) or by Mr. Montgomery for Good Reason (as defined in the Severance Agreement) and (ii) 2.0 times Mr. Montgomery's highest annual base salary in effect prior to the date of his termination if Mr. Montgomery's employment is terminated by the Company without Cause or by Mr. Montgomery for Good Reason, in each case, within 12 months following a Change of Control (as defined in the Severance Agreement).

ITEM 7.01. REGULATION FD DISCLOSURE.

On April 13, 2023, the Company issued a press release announcing the appointment of Mr. Montgomery as the President and Chief Executive Officer of the Company, the entire text of which is attached as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1	Fiesta Restaurant Group, Inc. Press Release dated April 13, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIESTA RESTAURANT GROUP, INC.

Date: April 13, 2023

By:	/s/ Louis DiPietro
Name:	Louis DiPietro
Title:	Senior Vice President, Chief Legal and People Officer, General Counsel and Secretary

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